Exhibit 99.1

      ResCare Reports Fourth Quarter and Year-End 2005 Results;
          Reiterates EPS Guidance for 2006 of $1.13 to $1.18

    LOUISVILLE, Ky.--(BUSINESS WIRE)--March 2, 2006--ResCare, Inc. (NASDAQ/NM:RSCR), the nation's leading provider of residential, therapeutic, job training and educational supports to people with developmental or other disabilities; education and training to young people in the Job Corps program; one-stop employment and training services for people experiencing barriers to employment; and supports to older people in their homes, today announced results for the fourth quarter and year ended December 31, 2005.
    Revenues for the fourth quarter of 2005 increased 9% over the prior year period to $281.0 million. Net income for the quarter was $0.6 million, or $0.02 per diluted common share, compared with $6.9 million, or $0.22 per diluted share, in the prior year period. As previously announced, the Company recorded a pretax loss from the refinancing of long-term debt in the fourth quarter of $11.9 million ($7.9 million, net of taxes), or $0.25 per diluted common share. Excluding the loss on refinancing, adjusted net income for the quarter was $8.5 million and adjusted diluted earnings per common share was $0.26. Results for the fourth quarter of 2004 included the full year benefit of the Work Opportunity Tax Credit, which was not renewed until October 2004. EBITDA for the fourth quarter was $7.9 million, which includes the loss on refinancing. Adjusted EBITDA for the quarter was $19.8 million, an increase of 17% over $17.0 million in the prior year period.
    Revenues for the year ended December 31, 2005, increased 8% over the prior year to $1.09 billion. Net income was $21.2 million, or $0.66 per diluted common share, versus $21.5 million, or $0.23 per diluted common share, in the prior year. Excluding the fourth quarter loss on refinancing, adjusted net income for 2005 was $29.1 million and adjusted diluted earnings per common share was $0.91. EBITDA for the year was $63.2 million. Adjusted EBITDA for the year was $75.1 million, an increase of 16% over $64.7 million for the prior year. Reconciliations of GAAP and non-GAAP measures are included below.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "We are pleased with our performance in the fourth quarter and full year 2005. During 2005, we completed 19 acquisitions generating annual revenues of approximately $51 million. We also closed a significant refinancing in the fourth quarter that strengthened our balance sheet and positioned ResCare for continued growth."
    Mr. Geary added, "We are excited about 2006, especially with the ACS Workforce Services Group acquisition that closed the first of the year."
    The Company also confirmed its previously announced guidance for 2006 for diluted earnings per share in the range of $1.13 to $1.18, with revenues estimated to be in the range of $1.32 billion to $1.35 billion. This guidance does not include likely exit costs in connection with the previously announced decision to cease providing disabilities services in the District of Columbia during the second quarter of 2006 due to higher operating costs and historical losses resulting from changes in regulatory oversight requirements.
    In closing, Mr. Geary added, "We believe that 2006 will be a year of substantial expansion of our business. We have significant capital availability and will continue to expand our operations through both organic growth and selected tuck-in acquisitions."
    A listen-only simulcast and replay of ResCare's fourth quarter and year-end conference call will be available on-line at www.rescare.com and www.earnings.com on March 3, 2006, beginning at 9:00 a.m. Eastern Time.

    ResCare, founded in 1974 and based in Louisville, Kentucky, provides services in 36 states, Washington, D.C., Puerto Rico and Canada. More information is available at www.rescare.com.

    From time-to-time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports. Statements related to expected financial results are as of this date only and ResCare does not assume any responsibility to update these statements.


                             RESCARE, INC.
                    Unaudited Financial Highlights
                            (In thousands)

                         Three Months Ended          Year Ended
                            December 31,            December 31,
                       ----------------------  ----------------------
                          2005        2004        2005        2004
                       ----------  ----------  ----------  ----------
Income Statement Data:
Revenues                 $281,047    $257,505  $1,088,770  $1,009,016
Facility and
 program expenses         249,946     231,010     971,500     905,213
                       ----------  ----------  ----------  ----------
   Facility and program
    contribution           31,101      26,495     117,270     103,803

Operating expenses
 (income):
  Corporate general
   and administrative      11,154       9,635      42,060      38,609
  Depreciation and
   amortization             3,547       3,144      13,865      12,207
  Loss on refinancing      11,914        --        11,914        --
  Other expenses
  (income), net               122        (111)        125         457
                       ----------  ----------  ----------  ----------
   Total operating
    expenses               26,737      12,668      67,964      51,273
                       ----------  ----------  ----------  ----------
Operating income (1)        4,364      13,827      49,306      52,530
Interest expense, net       3,704       4,598      17,394      19,750
                       ----------  ----------  ----------  ----------
Income before
 income taxes                 660       9,229      31,912      32,780
Income tax expense             64       2,323      10,690      11,273
                       ----------  ----------  ----------  ----------
   Net income                $596      $6,906     $21,222     $21,507
                       ==========  ==========  ==========  ==========

Net income
 attributable to common
 shareholders (2)            $505      $5,814     $17,954      $6,117
                       ==========  ==========  ==========  ==========

Basic earnings
 per common share           $0.02       $0.23       $0.68       $0.24
                       ==========  ==========  ==========  ==========
Diluted earnings
 per common share           $0.02       $0.22       $0.66       $0.23
                       ==========  ==========  ==========  ==========

Weighted average number
 of common shares:
  Basic                    26,688      25,619      26,424      25,341
  Diluted                  27,328      27,001      27,087      26,694


(1) Operating income for the quarter and year ended December 31, 2005, includes pre-tax charge from the refinancing of debt of $11.9 million ($7.9 million net of taxes), or $0.25 per diluted share.

(2) Net income attributable to preferred shareholders for the quarter and year ended December 31, 2005, was $0.1 million and $3.3 million, respectively. Net income attributable to preferred shareholders for the quarter and year ended December 31, 2004, was $1.1 million and $0.6 million, respectively. Net income attributable to common shareholders and preferred shareholders for the year ended December 31, 2004, includes the non-cash beneficial conversion feature of $14.8 million, related to the closing of the sale of convertible preferred shares at a time when the market price of the common shares exceeded the contractually agreed upon conversion price per common share. The beneficial conversion feature decreased the net income attributable to common shareholders used in the calculation of basic and diluted earnings per common share.


                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

Reconciliation of Net Income to EBITDA, EBITDAR and Adjusted EBITDA:

                         Three Months Ended          Year Ended
                            December 31,            December 31,
                       ----------------------  ----------------------
                          2005        2004        2005        2004
                       ----------  ----------  ----------  ----------
Net income as reported       $596      $6,906     $21,222     $21,507
Add: Interest, net          3,704       4,598      17,394      19,750
     Depreciation and
      amortization          3,547       3,144      13,865      12,207
     Income tax expense        64       2,323      10,690      11,273
                       ----------  ----------  ----------  ----------
EBITDA (1)                  7,911      16,971      63,171      64,737
Add: Facility rent         10,481       9,772      40,617      37,468
                       ----------  ----------  ----------  ----------
EBITDAR (1)               $18,392     $26,743    $103,788    $102,205
                       ==========  ==========  ==========  ==========

EBITDA (1)                 $7,911     $16,971     $63,171     $64,737
Loss on refinancing        11,914        --        11,914        --
                       ----------  ----------  ----------  ----------
Adjusted EBITDA (1)       $19,825     $16,971     $75,085     $64,737
                       ==========  ==========  ==========  ==========

(1) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. Adjusted EBITDA is defined as EBITDA before the loss on refinancing. EBITDA, EBITDAR and adjusted EBITDA should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America. The items excluded from EBITDA, EBITDAR and adjusted EBITDA are significant components in understanding and assessing financial performance. Management routinely calculates and communicates these measures and believes that they are useful to investors because they are commonly used as analytical indicators within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in our credit agreement.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted Earnings Per Share:

                         Three Months Ended          Year Ended
                            December 31,            December 31,
                       ----------------------  ----------------------
                          2005        2004        2005        2004
                       ----------  ----------  ----------  ----------
Net income as reported       $596      $6,906     $21,222     $21,507
Add: Loss on
 refinancing, net of
 tax of $3,991              7,923        --         7,923        --
                       ----------  ----------  ----------  ----------
Adjusted net income (1)    $8,519      $6,906     $29,145     $21,507
                       ==========  ==========  ==========  ==========

Adjusted net income
 attributable to
  common shareholders      $7,218      $5,814     $24,657      $6,117
                       ==========  ==========  ==========  ==========

Adjusted diluted
 earnings per common
 share (1)                  $0.26       $0.22       $0.91       $0.23
                       ==========  ==========  ==========  ==========

(1) We believe the calculations of adjusted net income and adjusted diluted earnings per share provide better measures of the Company's performance and provide better comparability to prior periods because they exclude items not related to the Company's core business operations. Adjusted net income and adjusted diluted earnings per share should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America, and the items excluded from them are significant components in understanding and assessing financial performance. Because adjusted net income and adjusted diluted earnings per share are not measurements determined in accordance with accounting principles generally accepted in the United States of America and are thus susceptible to varying calculations, they may not be comparable as presented to other similarly titled measures of other companies.


                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                                                Dec. 31,     Dec. 31,
                                                 2005         2004
                                               ----------  ----------
Balance Sheet Data:
ASSETS
Cash and cash equivalents                          $9,894     $28,404
Short-term investments                             27,650      53,235
Accounts receivable, net                          160,821     138,202
Other current assets                               33,435      32,394
                                               ----------  ----------
  Total current assets                            231,800     252,235
Property and equipment, net                        74,175      72,975
Goodwill                                          281,016     241,789
Other assets                                       24,111      19,667
                                               ----------  ----------
                                                 $611,102    $586,666
                                               ==========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                              $135,885    $131,616
Other long-term liabilities                        21,125      18,027
Long-term debt                                    152,094     166,480
Shareholders' equity                              301,998     270,543
                                               ----------  ----------
                                                 $611,102    $586,666
                                               ==========  ==========

                                                    Year Ended
                                                    December 31,
                                               ----------------------
                                                  2005        2004
                                               ----------  ----------
Cash Flow Data:
Net income                                        $21,222     $21,507
Adjustments to reconcile net income to
 cash provided by operating activities:
  Depreciation and amortization                    13,865      12,207
  Amortization of discount and
   deferred debt issuance costs                     1,228       1,173
  Restricted stock compensation                       141        --
  Deferred income taxes, net                        2,266         (53)
  Provision for losses on accounts receivable       4,789       5,283
  Tax benefit from exercise of stock options        3,376       2,593
  Loss from sale of assets                            377         207
  Loss on refinancing                              11,914        --
  Changes in operating assets and liabilities     (13,518)     (1,144)
                                               ----------  ----------
   Cash provided by operating activities           45,660      41,773
                                               ----------  ----------
Cash flows from investing activities:
 Net redemptions (purchases) of
  short-term investments                           25,585     (53,235)
 Purchases of property and equipment              (14,175)    (16,017)
 Acquisitions of businesses                       (36,757)    (11,249)
 Proceeds from sales of assets                         64          32
                                               ----------  ----------
   Cash used in investing activities              (25,283)    (80,469)
                                               ----------  ----------
Cash flows from financing activities:
 Long-term debt repayments                       (192,101)     (7,989)
 Borrowings of long-term debt                     160,915        --
 Payments on obligations under capital leases        (989)     (1,521)
 Proceeds received from exercise
  of stock options                                  6,503       6,561
 Tender premium costs                              (9,085)       --
 Debt issuance costs                               (4,130)       --
 Net proceeds from issuance of
  preferred stock                                    --        46,609
                                               ----------  ----------
   Cash (used in) provided by
    financing activities                          (38,887)     43,660
                                               ----------  ----------
   (Decrease) increase in cash
    and cash equivalents                         $(18,510)     $4,964
                                               ==========  ==========

    CONTACT: ResCare Inc., Louisville
             Ross Davison, 502-394-2123